EXHIBIT 10.3

Summary of Annual Bonus Program

(Approved July 27, 2004)

Mercury’s Executive Bonus program provides additional cash compensation based on achieving personal, business unit and corporate goals. An executive’s individual bonus program is determined based on position, title, responsibilities, and total target cash compensation, and is subject to change from year to year.

Target Award as % of Base Salary

The target award ranges from 35% to 70% of base salary depending upon position.

Position	Target Award % of base
CEO	70%
Senior VP	45%
Corporate VP	35 to 45%

Bonus Components

Bonus opportunities are comprised of two components:

•	Individual (Management by Objectives—MBO)

•	Corporate Financial (Revenue, Profit, & Working Capital)

The target award % combines both MBO Bonus and the Corporate Financial Bonus and is weighted according to position. Financial based goals are established as part of the annual operating budget at the start of the fiscal year.

Position	Corporate (Revenue & Profit)	Weightings% Individual (MBO)
CEO	60	40
Senior VP	55	45
Corporate VP	0-50	50-100